SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2002

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112288

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5. Other Events.
SIGNATURES

Item 5.  Other Events.

On January 25, 2002, Cox Communications, Inc. sent notice to the holders of its convertible senior notes due 2021 that, subject to the terms of the indenture governing the convertible notes, Cox Communications is obligated, at the option of the holder, to purchase the convertible notes held by such holder for cash at the price of $707.26 per $1,000 principal amount at maturity plus accrued and unpaid cash interest to, but excluding, February 23, 2002. Cox Communications will promptly purchase all convertible notes properly tendered and not withdrawn as of the close of business Friday, February 22, 2002. If you are a holder of the convertible notes and need additional information regarding this put right, please contact The Bank of New York, Reorganization Services, which is acting as paying agent for the convertible notes. For a more detailed description of the convertible notes, please refer to the prospectus, dated July 16, 2001, as amended and supplemented (SEC File No. 333-59150).

In addition, on January 16, 2002, Cox Enterprises, Inc. sent notice to the holders of its 2% exchangeable senior notes due 2021 that, subject to terms of the indenture governing the exchangeable notes, Cox Enterprises is obligated, at the option of the holder, to purchase the exchangeable notes held by such holder for cash at the price equal to 100% of the principal amount of the exchangeable notes plus accrued and unpaid interest to, but excluding, February 15, 2002. Cox Enterprises will promptly purchase all exchangeable notes properly tendered and not withdrawn as of the close of business Friday, February 15, 2002. If you are a holder of the exchangeable notes and need additional information regarding this put right, please contact The Bank of New York, Reorganization Services, which is acting as paying agent for the exchangeable notes. For a more detailed description of the exchangeable notes, please refer to the prospectus, dated July 16, 2001, as amended and supplemented, of Cox Communications, Inc. (SEC File No. 333-59142).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: January 25, 2002	By:	/s/ Jimmy W. Hayes Jimmy W. Hayes Executive Vice President, Finance & Administration and Chief Financial Officer